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                                                                       EXHIBIT 4
                            MCN ENERGY GROUP INC.
                     SECOND AMENDMENT TO RIGHTS AGREEMENT
                               (July 23, 1997)

            This Amendment (the "Amendment"), dated this 23rd day of July 1997, amends the Rights Agreement (the "Rights Agreement") by and between MCN Energy Group Inc., a Michigan corporation (formerly MCN Corporation) (the "Company"), and First Chicago Trust Company of New York (the "Rights Agent"), as successor to National Bank of Detroit. All terms not otherwise defined herein shall have the meaning given such terms in the Rights Agreement.

            WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company and its stockholders to effect certain amendments to the Rights Agreement;

            WHEREAS, pursuant to Section 27 of the Rights Agreement the Company may, subject to certain limitations, amend the Rights Agreement without the approval of any holders of Rights Certificates to make any provisions with respect to the Rights which the Company deems necessary or desirable.

            NOW, THEREFORE, upon all of the terms and conditions set forth hereinafter, the Company and the Rights Agent agree as follows:

            1.   Amendment.

            (a) Subsection (a) of Section 1 of the Rights Agreement is hereby amended to add the following sentence to the end of the definition of "Acquiring Person":

            "Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph
            (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purpose of this Agreement."

            (b) Subclause (i) of Section 7(a) of the Rights Agreement is hereby amended to change the Final Expiration Date (as defined therein) from January 11, 2000 to July 23, 2007 by deleting the reference to "January 11, 2000" in such subclause (i) and replacing it with "July 23, 2007".

            (c) Section 7(b) of the Rights Agreement is hereby amended to read in its entirety as follows:







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"The Purchase Price for each one one-hundredth of a Preferred Share purchasable pursuant to the exercise of a Right shall initially be $300, and shall be subject to adjustment from time to time as provided in Section 11 or 13 hereof and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below."

            (d) Subclause (iii) of Section 11(a) is hereby amended to read in its entirety as follows:

            "In the event that there shall not be sufficient Common Shares issued but not outstanding or authorized but unissued to permit the exercise in full of the Rights in accordance with the foregoing subclause (ii), the Company shall take all such action as may be necessary to authorize additional Common Shares for issuance upon exercise of the Rights. In the event the Company shall, after good faith effort, be unable to take all such action as may be necessary to authorize such additional Common Shares, the Company shall substitute, for each Common Share that would otherwise be issuable upon exercise of a Right, a number of Preferred Shares or fraction thereof such that the current per share market price of one Preferred Share multiplied by such number or fraction is equal to the current per share market price of one Common Share as of the date of issuance of such Preferred Shares or fraction thereof."

            (e) The first sentence of Section 13 of the Rights Agreement is hereby amended by adding the words "at any time after a Person becomes an Acquiring Person," immediately following the words "directly or indirectly," such that Section 13 shall read in its entirety, as follows:

            Consolidation, Merger or Sale or Transfer of Assets or Earning Power. In the event, directly or indirectly, at any time after a Person has become an Acquiring Person,
            (a) the Company shall consolidate with, or merge with and into, any other Person, (b) any Person shall consolidate with the Company, or merge with and into the Company and the Company shall be the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the Common Shares shall be changed into or exchanged for stock or other securities of any other Person (or the Company) or cash or any other property, or (c) the Company shall sell or otherwise transfer (or one or more of its Subsidiaries shall sell or otherwise transfer), in one or more transactions, assets or earning power aggregating 50% or more of the assets or earning power of the Company and its Subsidiaries (taken as a whole) to any other Person other than the Company or one or more of its wholly-owned Subsidiaries, then, and in each such case, proper provision shall be made so that (i) each holder of a

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            Right (except as otherwise provided herein) shall
            thereafter have the right to receive, upon the exercise thereof at a price equal to the then current Purchase Price multiplied by the number of one one-hundredths of a Preferred Share for which a Right is then exercisable, in accordance with the terms of this Agreement and in lieu of Preferred Shares, such number of Common Shares of such other Person (including the Company as successor thereto or as the surviving corporation) as shall equal the result obtained by (A) multiplying the then current Purchase Price by the number of one one-hundredths of a Preferred Share for which a Right is then exercisable and dividing that product by (B) 50% of the then current per share market price of the Common Shares of such other Person (determined pursuant to Section 11(d) hereof) on the date of consummation of such consolidation, merger, sale or transfer; (ii) the issuer of such Common Shares shall thereafter be liable for, and shall assume, by virtue of such consolidation, merger, sale or transfer, all the obligations and duties of the Company pursuant to this Agreement; (iii) the term "Company" shall thereafter be deemed to refer to such issuer; and (iv) such issuer shall take such steps (including, but not limited to, the reservation of a sufficient number of its Common Shares in accordance with Section 9 hereof) in connection with such consummation as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to the Common Shares thereafter deliverable upon the exercise of the Rights. The Company shall not consummate any such consolidation, merger, sale or transfer unless prior thereto the Company and such issuer shall have executed and delivered to the Rights Agent a supplemental agreement so providing. The Company shall not enter into any transaction of the kind referred to in this Section 13 if at the time of such transaction there are any rights, warrants, instruments or securities outstanding or any agreements or arrangements which, as a result of the consummation of such transaction, would eliminate or substantially diminish the benefits intended to be afforded by the Rights. The provisions of this Section 13 shall similarly apply to successive mergers or consolidations or sales or other transfers.

            (f) The Form of Right Certificate, set forth as Exhibit B to the Rights Agreement, shall be amended by deleting from the front side thereof the first sentence of the legend appearing thereon and replacing such first sentence in its entirety with the following:

            NOT EXERCISABLE AFTER JULY 23, 2007 OR EARLIER IF REDEMPTION OR EXCHANGE OCCURS.



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            (g)  The Form of Right Certificate, set forth as Exhibit B to the
Rights Agreement, shall be amended as follows:

                 (i) by deleting from the front side thereof the words "MCN CORPORATION" which follow the words "Right Certificate" and replacing such words with the words "MCN ENERGY GROUP INC."; and

                 (ii) by deleting the first sentence of the first paragraph following the words "MCN ENERGY GROUP INC." and replacing such sentence in its entirety as follows:

                 This certifies that _________, or registered assigns, is
            the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement, dated as of December 20, 1989, as amended as of July 23, 1997, between MCN Energy Group Inc., a Michigan corporation (the "Company"), and First Chicago Trust Company of New York (the "Rights Agent"), to purchase from the Company at any time after the Distribution Date (as such term is defined in the Rights Agreement) and prior to 5:00 P.M., Detroit time, on July 23, 2007, at the principal office of the Rights Agent or at its office or agency in New York, New York or at the office of its successor as Rights Agent, one one-hundredth of a fully paid non-assessable share of Junior Participating Preferred Stock, Series A, without par value (the "Preferred Shares") of the Company, at a purchase price of $300 per one one-hundredth of a Preferred Share (the "Purchase Price"), upon presentation and surrender of this Right Certificate with the Form of Election to Purchase duly executed.

            (h) The Summary of Rights to Purchase Preferred Shares, set forth as Exhibit C to the Rights Agreement, shall be amended by deleting from the second sentence of the first paragraph thereof the word "$70" and replacing it with the word "$300".

            (i) The Summary of Rights to Purchase Preferred Shares, set forth as Exhibit C to the Rights Agreement, shall be amended by deleting from the fourth paragraph thereof the words "January 11, 2000" and replacing them in their entirety with the words "July 23, 2007".

            (j) The Summary of Rights to Purchase Preferred Shares, set forth as Exhibit C to the Rights Agreement, shall be amended by deleting in its entirety the fifteenth paragraph thereof and replacing such paragraph with the following:

            A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A dated December 28, 1989, and a copy of this Amendment will be filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A/A dated July 28, 1997. A copy of the Rights Agreement, as amended, is available free of charge from the Company. This summary description of the Rights does not

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      purport to be complete and is qualified in its entirety by reference to the Rights Agreement, as amended, which is hereby incorporated herein by reference.

            2.   Miscellaneous.

            (a) Choice of Law. This Amendment shall be deemed to be a contract made under the laws of the State of Michigan and for all purposes shall be governed and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

            (b) Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

            (c) Severability. If any term or provision of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms and provisions of this Amendment shall in no way be affected, impaired or invalidated.

            (d) Existing Terms. The existing terms and conditions of the Rights Agreement shall remain in full force and effect except as such terms and conditions are specifically amended or conflict with the terms of this Amendment.

            IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed and delivered by its duly authorized officer on the day and year first above written.

The Company:                            Rights Agent:

MCN ENERGY GROUP INC.                   FIRST CHICAGO TRUST COMPANY OF NEW YORK


By: /s/ Daniel L. Schiffer             By:  /s/ Craig Broomfield
    -----------------------------           ----------------------------
Its:Senior Vice President,             Its: Assistant Vice President
    -----------------------------           ----------------------------
    General Counsel and Secretary




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